EXHIBIT 15

July 23, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 22, 2010 on our review of interim financial information of Honeywell International Inc. (the “Company”) for the three and six month periods ended June 30, 2010 and 2009 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2010 is incorporated by reference in its Registration Statements on Form S-3 (No. 033-55425, 333-22355, 333-101455 and 333-165036), Form S-8 (No. 033-51455, 033-58347, 333-57515, 333-57517, 333-57519, 333-83511, 333-49280, 333-57868, 333-105065, 333-108461, 333-136083, 333-136086, 333-146932 and 333-148995) and on Form S-4 (No. 333-82049).

Very truly yours,

/s/ PricewaterhouseCoopers LLP